PRESS RELEASE                           LIFE SCIENCES RESEARCH, INC.
                                        (OTCBB: LSRI)
                                        PO Box 2360
                                        Mettlers Road
                                        East Millstone, NJ 08875-2360

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (732) 649-9961
                                        e-mail: LifeSciencesResearch@LSRinc.net


February 28, 2003


                   LSR ANNOUNCES DECISION BY DELOITTE & TOUCHE
                          NOT TO STAND FOR RE-ELECTION


East Millstone, New Jersey, February 28, 2003 - Life Sciences Research, Inc. (OTCBB:LSRI) confirmed today the announcement by Deloitte & Touche that upon completion of the Company's audit for 2002, they will not stand for re-election as the Company's independent auditors. The decision was made by Deloitte & Touche following a campaign by animal rights groups against them. The Company has been advised by Deloitte & Touche that their decision does not reflect any differences with the Company on accounting issues. The Company expects to issue its audited 2002 financials by mid-March, as previously anticipated.

Brian  Cass,  President  of Life  Sciences  Research,  said  "2002  has  been an excellent year for LSR. Our financial results have shown substantial improvement, with strong cash flow generation and steadily improving revenues and margins. We look forward to issuing fourth quarter results shortly, which are expected to be ahead of both prior year and prior quarter. Equally promising, the growing support which we have seen from government and law enforcement has bolstered our confidence that companies like LSR will be able to perform their important work without the unlawful and coercive actions of a small number of extremists who seek to undermine our business system".

Cass continued "We have had an excellent relationship with Deloitte over a number of years and are disappointed that they have been coerced into having to make this decision. LSR is committed to continue to work closely with government and law enforcement agencies to more effectively protect people and entities from the sort of threats and tactics of extremists that have befallen Deloitte."

Life Sciences  Research,  Inc. is one of the world's leading  Contract  Research
Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in LSR's Registration Statement on Form S-1, dated July 12, 2002, and the Company's Form 10-K for the fiscal year ended December 31, 2001, each as filed with the US Securities and Exchange Commission.



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